Exhibit 99.1

KALOBIOS ANNOUNCES RETIREMENT OF CHIEF FINANCIAL OFFICER

SOUTH SAN FRANCISCO, August 5, 2013 — KaloBios Pharmaceuticals, Inc. (Nasdaq: KBIO) today announced the retirement of Jeffrey H. Cooper, the company’s Chief Financial Officer, effective as of December 31, 2013. Mr. Cooper has decided to retire in order to dedicate more time to family and personal interests. Mr. Cooper has committed to stay at the company in a full-time role until mid-November, and as a part-time advisor until the end of the calendar year, and will assist the company in locating and transitioning to a successor.

“Jeff has made outstanding contributions to KaloBios in our initial public offering and finance and accounting management,” said David Pritchard, President and Chief Executive Officer of KaloBios. “We regret Jeff’s decision to retire, but appreciate his desire to work with KaloBios to ensure a smooth transition by the end of the year.”

“I am fortunate to be able to retire and spend more time with my family and renew my focus on my personal activities,” Mr. Cooper commented. “My decision in no way reflects upon the bright future for KaloBios, its pipeline of clinical programs and its outstanding management team, whom I have enjoyed working with over the past year. I look forward to working with the team during the transition process in the coming months.”

Mr. Cooper joined KaloBios in July, 2012 as Chief Financial Officer. He was previously Senior Vice President and Chief Financial Officer of BioMarin Pharmaceutical, Inc., a publicly traded pharmaceutical company. At BioMarin, Mr. Cooper started in 2003 as Vice President, Controller, and then served as its Chief Financial Officer from 2005 to May 2012.

About KaloBios

KaloBios Pharmaceuticals, Inc. is developing a portfolio of proprietary, patient-targeted, first-in-class monoclonal antibodies designed to treat severe life-threatening or debilitating diseases for which there is an unmet medical need, with a clinical focus on severe respiratory diseases and cancer.

Currently, KaloBios has three drug development programs:

•

KB003, an anti-GM-CSF mAb with potential to treat inflammatory diseases, is being developed for the treatment of severe asthma. Enrollment of 160 patients has been completed in a planned 150 patient Phase 2 study in the United States, Europe and Australia.

•

KB001-A, an anti-PcrV mAb fragment, is partnered exclusively with Sanofi and is being developed for the prevention and treatment of Pa infection. KaloBios has retained rights for the CF indication and has initiated a 180 patient Phase 2 study in CF subjects with chronic Pa lung infection in the United States. Sanofi is pursuing a ventilator associated pneumonia prevention indication in the intensive care setting, an indication which has received U.S. FDA Fast Track Designation.

•	KB004, an anti-EphA3 mAb, has potential in treating hematologic malignancies and solid tumors. KaloBios is currently testing this drug in a Phase 1 study in subjects with hematologic malignancies.

All of the company’s antibodies were generated using its proprietary Humaneered® technology, a method that converts nonhuman antibodies (typically mouse) into recombinant antibodies that have a high binding affinity to their target and are designed for chronic therapeutic use. The company believes that antibodies produced using its Humaneered® technology offer important clinical and economic advantages over antibodies generated by other methods in terms of high binding affinity, high manufacturing yields, and minimal to no immunogenicity (inappropriate immune response) upon repeat administration in humans.

For more information on KaloBios Pharmaceuticals, please visit our web site at http://www.kalobios.com.

Forward Looking Statements

This release contains forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, including statements regarding the company’s clinical development of KB001-A, KB003 and KB004. Forward-looking statements reflect management’s current knowledge, assumptions, judgment and expectations regarding future performance or events. Although management believes that the expectations reflected in such statements are reasonable, they give no assurance that such expectations will prove to be correct and you should be aware that actual results could differ materially from those contained in the forward-looking statements. Forward-looking statements are subject to a number of risks and uncertainties including, but not limited to, the company’s limited cash reserves and its ability to obtain additional capital on acceptable terms, or at all, including the additional capital which will be necessary to complete the clinical trials that the company has initiated or plans to initiate; the company’s dependence on Sanofi Pasteur for the development and commercialization of KB001-A; the company’s ability to successfully complete further development of its programs; the uncertainties inherent in clinical testing; the timing, cost and uncertainty of obtaining regulatory approvals; the company’s ability to protect the company’s intellectual property; competition; changes in the regulatory landscape or the imposition of regulations that affect the company’s products; the company’s ability to attract and retain key personnel; and other factors listed under “Risk Factors” in the company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on April 1, 2013, the quarterly report on Form 10-Q filed on May 14, 2013 and the company’s other filings with the Securities and Exchange Commission.

All forward-looking statements are expressly qualified in their entirety by this cautionary notice. You are cautioned not to place undue reliance on any forward-looking statements, which speak only as of the date of this release. The company has no obligation, and expressly disclaims any obligation to update, revise or correct any of the forward-looking statements, whether as a result of new information, future events or otherwise.

###

Contact:

David Pritchard

President and CEO

KaloBios Pharmaceuticals, Inc.

(650) 243-3101

dpritchard@kalobios.com

Media Contact:

Joan E. Kureczka

Kureczka/Martin Associates

Tel: (415) 821-2413

Mobile: (415) 690-0210

Joan@Kureczka-Martin.com